Term Loan Agreement

JPY12,552,500,000

Borrower	:	Dentsply International Inc.
Arranger	:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Co-Arranger	:	Shinsei Bank, Limited
Agent	:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Lenders	:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Shinsei Bank, Limited
Mitsui Sumitomo Insurance Company, Limited
The Shinkumi Federation Bank

Dated:       July 25, 2008

CONTENTS

Article 1 Definition	2
Article 2 Rights and Obligations of Lender	8
Article 3 Use of Proceeds	8
Article 4 Conditions Precedent to Disbursement of Individual Advance	8
Article 5 Disbursement of the Loan	10
Article 6 Non-Disbursement of the Individual Advance	11
Article 7 Exemption from Liability of the Lenders	12
Article 8 Increased Costs and Illegality	12
Article 9 Repayment of Principal	13
Article 10 Interest	13
Article 11 Prepayment	14
Article 12 Default Interest	15
Article 13 Agent Fee	15
Article 14 Expenses and Taxes and Duties	16
Article 15 Performance of Obligations by the Borrower	16
Article 16 Distribution to the Lenders	18
Article 17 Representations and Warranties of the Borrower	19
Article 18 Covenants of the Borrower	21
Article 19 Events of Default	28
Article 20 Set-Off	31
Article 21 Adjustment among Lenders and Agent	32
Article 22 Rights and Duties of the Agent	33
Article 23 Decision-Making of the Majority Lenders	35
Article 24 Amendments, Etc.	36
Article 25 Transfer of Status	36
Article 26 Transfer of the Individual Loan	38
Article 27 Collection from Third Party, Etc.	39
Article 28 General Provisions	40
Schedule (List of Parties)	51
Attachment 1 (Receipt)	53
Attachment 2 (Notice of Status Assignment to the Agent)	54
Attachment 3 (Notice of Assignment to the Agent)	56

DENTSPLY International Inc.

JPY12,552,500,000

Term Loan Agreement

July 25, 2008

THIS AGREEMENT ("this Agreement") is entered into as of July 25, 2008 by and among DENTSPLY International Inc. (hereinafter referred to as the "Borrower"), The Bank of Tokyo-Mitsubishi UFJ, Ltd., Shinsei Bank, Limited, Mitsui Sumitomo Insurance Company, Limited and The Shinkumi Federation Bank as lenders (hereinafter referred to collectively as the "Lenders" and individually as a "Lender") and The Bank of Tokyo-Mitsubishi UFJ, Ltd. acting in its capacity as the agent (hereinafter referred to as the "Agent").

Article 1	Definition

(1)	The following terms when used herein shall (unless the context otherwise requires) have the following meanings:
1

"Agent Account" means a JPY account held by the Agent opened with The Bank of Tokyo-Mitsubishi UFJ, Ltd., Head Office, or such other account as the Agent may designate and notify the Borrower and each Lender from time to time.

2	"Agent Fee" means such fee payable by the Borrower to the Agent as separately agreed between the Borrower and the Agent.
3	"Agent Services" means such services provided herein as are entrusted to the Agent by the Lenders in the interests of the Lenders.
4	"Applicable Rate of Interest" means the rate corresponding to the Base Rate plus the Margin.
5	"Arranger" means The Bank of Tokyo-Mitsubishi UFJ, Ltd.
6	"Assignee" means the person or entity to which an Individual Loan is assigned in accordance with Article 26(1).
7	"Assignor" means the person or entity which assigns an Individual Loan in accordance with Article 26(1).
8	"Base Rate", with respect to each Interest Calculation Period, means the interest rate applicable to the relevant Interest Calculation Period appearing on the Telerate Screen Page 3750 or Reuters Reference LIBOR01 or any other replacement page displaying London interbank offered rate for lending in Japanese Yen as the "JPY LIBOR" published by British Bankers' Association, for a period of three (3) months (or two (2) months, in the case of the first Interest Calculation Period, commencing on the Disbursement Date and ending on the first Interest Payment Date, September 28, 2008), at 11:00 a.m., London time on the day that is two (2) London Business Days preceding the commencement of such Interest Calculation Period. In the event that such rate is not available at such time for any reason, then the Base Rate for such Interest Calculation Period shall be reasonably determined by the Agent. "London Business Day" herein means any day that is not a Saturday, Sunday or other day on which commercial banks in London are authorized or required by the Laws and Ordinances to remain closed.

9

"Break Funding Costs" means the amount which is calculated by applying the difference between the Reinvestment Rate and the Applicable Rate of Interest for the actual number of days in the Remaining Period to the amount of the principal repaid or offset if the Reinvestment Rate, when the principal of an Individual Advance is repaid or offset on a day which is not an Interest Payment Date, is below the Applicable Rate of Interest pertaining to the Interest Calculation Period during which the date of such repayment or offset occurs.  The "Remaining Period" means the period from the day when the repayment or offset occurs to the next Interest Payment Date; and the "Reinvestment Rate" refers to the interest rate that is reasonably determined by a relevant Lender as the interest rate which would be obtained on the assumption that the principal so repaid or offset were to be reinvested in the London interbank market for the Remaining Period.  As for the calculations of the Break Funding Costs, they shall be made on the daily basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day) with division being made at the end of the calculation with any fraction of less than JPY1 being rounded down.

10	"Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Tokyo, London and New York are authorized or required by the Laws and Ordinances to remain closed.
11	"Co-Arranger" means Shinsei Bank, Limited.
12	"Disbursement Date" means July 31, 2008.

13

"Disbursement Suspension Event" means (i) occurrence of natural calamity or war; (ii) suspension or disruption of electricity, communication or various clearing and settlement systems; (iii) any event that has occurred in the interbank market and that has made it impossible to carry out the lending and borrowing transactions in funds; and (iv) any other event out of control of the Lenders which the Majority Lenders or the Agent determines has made disbursement of the Loan in accordance with this Agreement impossible.

14

"Due Date" means (with respect to the principal of the Loan) the Maturity Date or any Prepayment Date, (with respect to the interest on the Loan) each Interest Payment Date which is the final day of each Interest Calculation Period, and (with respect to other monies) such other date that is specified as a day when a payment shall be made in accordance with this Agreement.

15	"EBITDA" has the meaning given to that term in Article 18.
16	"ERISA" has the meaning given to that term in Article 18.
17	"Environmental Laws" has the meaning given to that term in Article 18.
18	"Event of Default" means an event described in Article 19.
19	"Facility" means a loan facility in the sum of JPY12,552,500,000 that is expected to be provided to the Borrower on the Disbursement Date.
20	"GAAP" means the generally accepted accounting principles in the United States of America or any other accounting standards that may be adopted by the Borrower from time to time.
21

"Increased Costs" means an increase (reasonably calculated by the relevant Lender) in the lending cost under this Agreement on the part of such Lender which results from (i) any enactment, abolishment or change of Laws and Ordinances or any change in interpretation or application of Laws and Ordinances, (ii) any imposition or increase, etc. of reserves, or (iii) any change in accounting regulation or application (excluding, however, an increase resulting from any change in the tax rate applicable to the taxable income of such Lender).

22	"Individual Advance" means an advance made by each Lender on the Disbursement Date.
23

"Individual Advance Payable" means the principal, the interest, the default interest and the Break Funding Costs in connection with an Individual Advance and all the other monies payable by the Borrower hereunder.

24	"Individual Loan" means the loan in connection with an Individual Advance.
25	"Information Memorandum" means the information memorandum dated June 2008 used by the Arranger in connection with the syndication of the

Facility.

26

"Interest Calculation Period" means the period, in the case of first such period, commencing on the Disbursement Date and ending on the first Interest Payment Date, and thereafter commencing on each Interest Payment Date and ending on the next succeeding Interest Payment Date first to occur since each such commencement date.

27

"Interest Payment Date" means the date on which the interest shall be payable on 28th day of each March, June, September and December, commencing on September 28, 2008 and ending on the Maturity Date; provided, however, that if any such Interest Payment Date falls on the day which is not a Business Day, the next succeeding Business Day (or the immediately preceding Business Day if the next succeeding Business Day falls in the next month) shall be the Interest Payment Date.

28

"Laws and Ordinances" mean treaties, laws, enabling legislations, ordinances, regulations, notices, judgments, decrees, awards, circulars and policies of relevant authorities applicable to this Agreement, transactions hereunder and the parties hereto.

29	"Lender with Increased Costs" means the Lender with respect to which the Increased Costs have occurred or are likely to occur.
30	"Lien" has the meaning given to that term in Article 18.
31	"Loan" means the aggregate of the Individual Advances.
32	"Loan Commitment" means the amount specified for each Lender in the column "Loan Commitment" in Schedule attached hereto with respect to such Lender.
33

"Majority Lenders" means one or more Lenders that have advanced not less than 66-2/3% of the aggregate amount of the principal of the Loan then outstanding or, if no disbursement has been made, one or more Lenders the aggregate of Loan Commitments of which is at least 66-2/3% of the total Loan Commitment of the Lenders.

34	"Margin" means, with respect to each Interest Calculation Period, 0.725% per annum.
35	"Material Adverse Change" means any material adverse change in the business, financial condition or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole.
36	"Material Adverse Effect" means a material adverse effect on (a) the business, financial condition or operations of the Borrower or the Borrower and its

Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or (c) the ability of the Borrower to perform its obligations under this Agreement.

37

"Maturity Date" means March 28, 2012; provided, however, that if such date falls on the day which is not a Business Day, the next succeeding Business Day (or the immediately preceding Business Day if the next succeeding Business Day falls in the next month) shall be the Maturity Date.

38	"Non-Disbursing Lender" has the meaning given to that term in Article 6.
39

"PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

40	"Payment Time" means 10:30 a.m. (Japan time) of the Due Date in case the Due Date is specified herein.
41	"Permitted Lien" has the meaning given to that term in Article 18.
42

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

43	"Prepayment Date" has the meaning given to that term in Article 11.
44	"Prepayment Date for Increased Costs" has the meaning given to that term in Article 8.
45

"Qualified Assignee" shall mean a Lender or Lenders as at the date of execution hereof Development Bank of Japan, The Norinchukin Bank, Shinkin Central Bank, National Mutual Insurance Federation of Agricultural Cooperatives, Japan Agricultural Cooperatives of each Municipality, any entity which is licensed to carry on banking business under the Banking Law or Long-Term Credit Banking Law of Japan or foreign law, or any entity which is licensed to carry on life insurance business or casualty and property insurance business under the Insurance Business Law of Japan.

46	"Status Transferor" and "Status Transferee" have the respective meanings given to these terms in Article 25.
47

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

48	"Syndicate Account" means a JPY deposit account held by the Borrower with Citibank, N.A., London Branch or such other account opened by the Borrower and approved by the Agent.
49

"Taxes and Duties" means any and all taxes, levies, imposts, duties, charges, assessments or fees of any nature, including income tax, corporation tax or other taxes, that may be imposed by any government or taxing authority in connection with this Agreement.

50	"Unsatisfied Item" has the meaning given to that term in Article 15.
51	"Voting Stock" has the meaning given to that term in Article 19.

(2)	Certain Interpretive Provisions

(a)

For the purposes hereof, a period constituting one-month means such period commencing on (and including) the starting date of calculation and ending on (and including) the corresponding date in the next calendar month, and also any period consisting multiples of one month shall be calculated in the same way (provided, however, that if such corresponding date is not a Business Day, then the next following Business Day shall be the last day of the period concerned unless that day falls in the next calendar month in which case that date will be the first preceding Business Day).  In this case, if the starting date of calculation is the last Business Day of the calendar month to which such starting date belongs, then the applicable corresponding date shall be the last Business Day of such month, and if no corresponding date exists in the calendar month during which such period is to terminate, then the last Business Day of such month shall be deemed to be the applicable corresponding date.

(b)	All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Article 2	Rights and Obligations of Lender

(1)	Unless otherwise provided in this Agreement, each Lender may exercise its rights under this Agreement separately from and independently upon other Lenders.

(2)	Each Lender shall disburse the Individual Advance of such Lender on the Disbursement Date.

(3)

Unless otherwise provided in this Agreement, the obligations of each Lender under this Agreement are several and independent of the obligations of the other Lenders.  Therefore, no Lender may be released from its obligations hereunder on account of other Lenders not performing such obligations, nor is any Lender liable for the non-performance of the obligations hereunder of any other Lender.

Article 3	Use of Proceeds

The Borrower shall use the proceeds of the funds procured from the Loan only for general corporate purposes. Neither the Agent nor any of the Lenders shall be obliged to monitor or review the way in which such proceeds are actually used by the Borrower.
Article 4	Conditions Precedent to Disbursement of Individual Advance

Each Lender shall make an Individual Advance, subject to fulfillment of all the following conditions (irrespective whether or not the notice pursuant to Article 6(1) having been made) as of the Disbursement Date. The fulfillment of the conditions precedent shall be determined by each Lender, and the other Lenders and the Agent shall not be liable for a Lender's determination of and non-performance of the Individual Advance by it.

(a)	The Disbursement Suspension Event has not occurred with respect to the Lender or the obligations of the Lenders to make the Individual Advances have not been released pursuant to Article 7(2).

(b)	All the representations and warranties of the Borrower set forth in Article 17 are true and correct in all material respects as of the Disbursement Date.

(c)

No event has occurred and is continuing, or would result from the making of the Individual Advances or the application of the proceeds thereof, that constitutes (or would constitute with the giving of notice or the lapse of time or both) an Event of Default.

(d)	The Borrower does not breach any of the provisions of this Agreement, and there is no likelihood that such breach will occur after the Disbursement Date.

(e)	There is no consultation underway with respect to such Lender pursuant to Article 8(4).

(f)	The Agent has received the documents enumerated below on or before the date of execution hereof satisfactory to the Agent and the Lenders:
(i)	a certificate of incumbency and signatures of the representative of the Borrower to execute this Agreement;
(ii)	a certified copy of the certificate of incorporation of the Borrower;
(iii)	a certified copy of the document issued by the State of Delaware which certifies that the Borrower is a corporation validly existing and in good standing;
(iv)	a certified copy of the articles of incorporation and by-laws of the Borrower;
(v)	submission of the signatures of the Borrower;
(vi)

a certified copy (or extract) of the minutes of the meeting of the Board of Directors authorizing the Borrower’s entering into this Agreement accompanied by a letter or certificate of an authorized officer of the Borrower covering completion of all procedures necessary for the execution of this Agreement and borrowings thereunder under its corporate documents;

(vii)	a legal opinion of a lawyer licensed in the United States as to the legal validity of this Agreement under the laws of the United States of America; and
(viii)	a copy of the identification page of passport (which is effective as of the

date of execution of this Agreement) of the representative of the Borrower who will sign this Agreement.   Article 5         Disbursement of the Loan

(1)

Where there shall have been no notice made pursuant to Article 6(1) and all the conditions precedent set forth in Article 4 shall have been satisfied as of the Disbursement Date, each Lender shall remit the amount of its Loan Commitment to the Agent Account on the Disbursement Date (each Lender shall complete the procedure of such remittance to the Agent Account not later than 10:00 a.m. (Japan time) on the Disbursement Date).  On the Disbursement Date, the Agent shall transfer the amount remitted to the Agent Account for disbursement of each Lender's Individual Advance, to the Syndicate Account for each Lender.  When the Agent transfers the amount of the Loan Commitment of each Lender to the Syndicate Account, such Lender is deemed to have disbursed its Individual Advance.

(2)

Unless the Agent receives notification from any Lender not later than 5:00 p.m. (Japan time) on four (4) Business Day preceding the Disbursement Date to the effect that it will not make the amount of its Loan Commitment for Individual Advance available to the Agent, the Agent shall be entitled to presume that each Lender has made the amount of its Loan Commitment available to the Agent on the Disbursement Date pursuant to the preceding Paragraph (1).  In such case the Agent shall be entitled (but not obliged) to make available the sum equivalent to the amount of such Loan Commitment to the Borrower on the Disbursement Date in reliance upon such presumption.  Where, with respect to the Individual Advance, the Agent has credited to the Syndicate Account the amount of Loan Commitment to be made available by any Lender, but such Lender has not in fact provided the funds to the Agent, such Lender shall immediately reimburse the Agent for the amount equal to such funds which it failed to provide, together with the interest representing the funding cost of the Agent which shall be calculated based upon the reasonable market rate notified to such Lender by the Agent for the period commencing on the date (inclusive) when the funds were credited to the Syndicate Account and ending on the date (exclusive) when the amount equal to such funds are actually provided to the Agent.  In such event, the Borrower shall upon request of the Agent return such funds to the Agent to the extent not provided by such Lender, together with the interest representing the funding cost of the Agent calculated based upon the reasonable market rate notified to the Borrower by the Agent in respect of the period commencing on the date (inclusive) when such funds were credited to its account and ending on the date (exclusive) when such funds are returned to the Agent in full.

(3)

Upon disbursement of the Loan pursuant to the preceding Paragraph (1), the Borrower shall without delay deliver to the Agent a receipt in the form attached hereto as Attachment 1 stating the amount of the Facility and the detailed description of the Individual Advances.  The Agent, upon receipt of such receipt, shall forthwith forward a copy of such receipt to each Lender who has made its Individual Advance.  The Agent shall retain the original of such receipt for the account of each such Lender until the entire amount of each Individual Advance Payable shall have been paid.

Article 6	Non-Disbursement of the Individual Advance

(1)

If any Lender (the "Non-Disbursing Lender") determines that it will not disburse an Individual Advance for the reason that any of the conditions precedent provided in Article 4 has failed to be satisfied or waived, it may notify the Agent, the Borrower and all of the other Lenders thereof together with the reason therefor, not later than 5:00 p.m. (Japan time) on four (4) Business Days prior to the Disbursement Date; provided, however, that if notwithstanding the fulfillment of all the conditions precedent set forth in Article 4, such notice has been issued and such Individual Advance has not been disbursed, the Non-Disbursing Lender shall not be relieved from its liabilities for breach of its obligation to make such Individual Advance.

(2)

If any Non-Disbursing Lender or the Agent incurs damages, losses, expenses and others as a result of such Non-Disbursing Lender's declining to disburse its Individual Advance under the preceding Paragraph (1), the Borrower shall indemnify such parties for such damages, losses, expenses and others; provided, however, that the preceding sentence shall not apply if the failure of such Non-Disbursing Lender to disburse its Individual Advance constitutes a breach of such Non-Disbursing Lender's obligations.

Article 7	Exemption from Liability of the Lenders

(1)	If any Disbursement Suspension Event has occurred with respect to the Lenders, the Agent shall forthwith notify the Borrower and the Lenders thereof in writing.

(2)

Where notification was dispatched by the Agent to the Borrower and the Lenders of an occurrence of the Disbursement Suspension Event prior to the Disbursement Date and subsequently no further notification has been dispatched by the Agent to the Borrower and the Lenders to the effect that such Disbursement Suspension Event ceased to exist in the reasonable judgment of the Majority Lenders and the Agent prior to the Disbursement Date, then the Lenders shall be relieved of the obligations to make Individual Advances to the Borrower.

Article 8	Increased Costs and Illegality

(1)

Any Lender with Increased Costs may request the Borrower to pay the Increased Costs.  Upon such request, the Borrower shall pay the Increased Costs to such Lender with Increased Costs to the extent not inconsistent with the Laws and Ordinances.

(2)

If the Borrower receives, prior to the Disbursement Date, a notice of request as provided in the preceding Paragraph (1), it may release the obligation to make an advance in relation to such Lender with Increased Costs by notifying the Agent and the Lenders thereof not later than one (1) Business Day prior to the Disbursement Date.

(3)

If the Borrower receives, on or after the Disbursement Date, a notice of request as provided in the preceding Paragraph (1), it may, on the date on which it proposes to prepay the Individual Advance of such Lender with Increased Costs (which date shall be no earlier than tenth (10th) Business Day after the receipt of such request and be notified to such Lender and the Agent; such date being hereinafter referred to as the "Prepayment Date for Increased Costs"), prepay the Individual Advance of such Lender with Increased Costs.  In case of the prepayment of principal of the Individual Advance made by such Lender with Increased Costs in accordance with the provisions of this Paragraph (3), the Borrower shall pay the entire amount of principal of such Individual Advance, together with any accrued interest on such principal and any Break Funding Costs, and the Increased Costs so requested to pay, to such Lender with Increased Costs on such Prepayment Date for Increased Costs.

(4)

If the execution and performance of this Agreement and transactions pursuant hereto shall become in breach of any Laws and Ordinances binding on any of the Lenders, as notified by such Lender to the Borrower through the Agent, (i), in the event of the maintenance of obligation to make an advance, the disbursement of an Individual Advance or the funding to make an Individual Advance becoming illegal, such Lender may terminate its obligation to make an advance as of the date before a day on which such illegality occurs and (ii), in the event of the maintenance of an Individual Advance already disbursed becoming illegal, such Lender may require the Borrower to pay the entire amount of an Individual Advance Payable relating to the Individual Advance, together with any accrued interest and Break Funding Costs (if any) on the date before a day on which such illegality occurs (or such other date as provided in the Laws and Ordinances if the due date is so provided), in which case the Due Date shall be deemed to have come as of such date with respect to such Individual Advance.

Article 9	Repayment of Principal

The Borrower shall, in accordance with the provisions of Article 15, repay the principal amount of the Loan then outstanding in its entirety on the Maturity Date.

Article 10	Interest

(1)

The Borrower shall pay the aggregate amount of interest, calculated by applying the Applicable Rate of Interest pertaining to each Interest Calculation Period for the actual number of days in such Interest Calculation Period to the outstanding principal amount of the Loan during such Interest Calculation Period, on the Interest Payment Date, the last day of such Interest Calculation Period, in accordance with the provisions of Article 15.

(2)

As for the calculations of the interest provided in the preceding Paragraph (1), they shall be made on the daily basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day) with division being made at the end of the calculation with any fraction of less than JPY1 being rounded down.

(3)

The aggregate amount of interest paid by the Borrower under the preceding Paragraph (1) shall be distributed pursuant to the provisions of Article 16 to each Lender in accordance with the outstanding principal amount of its Individual Advance during the relevant Interest Calculation Period.

Article 11	Prepayment

(1)	Except as otherwise expressly provided in this Agreement, the Borrower may not prepay the whole or any part of the principal of the Loan prior to the Maturity Date.

(2)	Optional Prepayment

(a)

If the Borrower intends to make a prepayment, it must give a written notice to the Agent not later than fifteen (15) Business Days prior to the date on which it intends to make such prepayment (the "Prepayment Date") specifying the principal amount of the Loan to be prepaid (such amount being the entire outstanding principal of the Loan or at least JPY100 million or any integral multiple thereof) and the Prepayment Date. The notice shall constitute the Borrower's irrevocable commitment to prepay that amount on the Prepayment Date, together with (i) interest accrued on the amount prepaid to but excluding such date and (ii) (if such prepayment is effected prior to the date 24 months from Disbursement Date) an amount equal to the net present value of the Margin of the amount prepaid that would have been payable from the Prepayment Date to the date 24 months after the Disbursement Date.  The Agent shall notify the Lenders of the contents of such notice forthwith upon receipt thereof from the Borrower.

(b)	If the Prepayment Date falls on a day which is not an Interest Payment

Date, the Lenders shall notify the Borrower and the Agent of the amount of the Break Funding Costs not later than two (2) Business Days prior to the Prepayment Date. The Borrower shall pay such Break Funding Costs on the Prepayment Date as well as the amounts as referred to in the preceding Sub-paragraph (a) in accordance with the provisions of Article 15.

Article 12	Default Interest

(1)

If the Borrower fails to make payment with respect to its obligations towards the Lenders or the Agent under this Agreement on the Due Date, the Borrower shall, at the request of the Agent, forthwith pay default interest calculated by multiplying the amount of the indebtedness not having been paid when due by the Margin plus 2 per cent (2%) per annum (to the extent that such rate shall not constitute breach of any Laws and Ordinances) for the period commencing on (and including) such Due Date on which the Borrower fails to make such payment when due and ending on (and  including) the date on which the Borrower shall have paid such overdue amount in accordance with the provisions of Article 15.

(2)

As for the calculations of the default interest provided in the preceding Paragraph (1), they shall be made on the daily basis of a 360-day year for the actual number of days elapsed (including both the first day and the last day) with division being made at the end of the calculation with any fraction of less than JPY1 being rounded down.

Article 13	Agent Fee

The Borrower shall pay to the Agent for its services rendered as Agent hereunder the Agent Fee as agreed separately between the Borrower and the Agent.

Article 14	Expenses and Taxes and Duties

(1)

The Borrower shall pay all expenses and costs (including reasonable legal fees) incurred in connection with the preparation, revision or amendment of this Agreement and all expenses and costs (including reasonable legal fees)

incurred in connection with the preservation or enforcement of rights or performance of obligations hereunder by the Lenders or the Agent. If any Lender(s) or the Agent have paid such expenses and costs on behalf of the Borrower, the Borrower shall reimburse such expenses and costs at the request of the Agent without delay in accordance with the provisions of Article 15.

(2)

The Borrower shall pay all the stamp duties and any other similar Taxes and Duties that may be imposed and payable in connection with the preparation, revision or execution of this Agreement and other related agreement and documents.  If the Lenders or the Agent have paid any such Taxes and Duties on behalf of the Borrower, the Borrower shall reimburse such Taxes and Duties at the request of the Agent without delay in accordance with the provisions of Article 15.

(3)

If, for any causes beyond the control of a Lender, the principal of the Individual Advance of such Lender is repaid prior to the stated Due Date and the Reinvestment Rate applicable to the principal so repaid is lower the Applicable Rate of Interest applicable to such Individual Advance, then, unless otherwise provided in this Agreement, the Borrower shall pay the Break Funding Costs to such Lender on the same day when such Individual Advance is repaid pursuant to the provision of Article 15.

Article 15	Performance of Obligations by the Borrower

(1)

For the purpose of performance of its obligations hereunder, the Borrower shall remit to the Agent Account the monies, for which the Due Date is specified in this Agreement, not later than the Payment Time and the monies, for which the Due Date is not specified herein, upon the request by the Agent without delay. In such case, the Borrower's obligations towards the Agent or the Lenders shall be deemed to have been performed upon such money being credited to the Agent Account.

(2)

Unless otherwise provided in this Agreement, the Borrower shall not pay for its obligations under this Agreement directly to the Lenders in violation of the provisions of the preceding Paragraph (1).  If any Lender receives payment from the Borrower, such Lenders shall pay immediately to the Agent the sum so received, and upon such sum being received by the Agent, the obligations with respect to such sum shall be deemed to have been performed.

(3)

Payments made by the Borrower under this Agreement shall be applied in the following order; provided, however, that if the payment obligations of the Borrower are accelerated pursuant to Article 19, subject to the provisions of Article 16, this Paragraph (3) shall not apply:

(a)	Any expenses and costs to be borne by the Borrower under this Agreement which have been paid by the Agent for the Borrower and the Agent Fee, and any default interest thereon;

(b)	Any expenses and costs to be borne by the Borrower under this Agreement which shall be due and owing to a third party;

(c)	Any expenses and costs to be borne by the Borrower under this Agreement which have been paid by the Lenders for the Borrower, and default interest thereon;

(d)	Default interest (excluding default interest mentioned in Sub-paragraphs (a) and (c) of this Paragraph (3)) and the Break Funding Costs;

(e)	Interest on the Loan; and

(f)	Principal of the Loan.

(4)

In applying payments pursuant to the preceding Paragraph (3), if the amount so applied is insufficient to pay the full amount of any item enumerated above, as to the first item not to be satisfied (the "Unsatisfied Item"), the remaining amount after subtraction of the amount applied to the items in priority to the Unsatisfied Item from the amount paid by the Borrower shall be applied on a pro rata basis according to the share of each obligation due and payable by the Borrower with respect to such Unsatisfied Item.

(5)	The Borrower shall not deduct any Taxes and Duties from the payment of obligations under this Agreement unless such deduction is required by Laws and Ordinances. If such deduction is required to be made from the amount payable by the Borrower, the Borrower shall pay such additional amounts as will result in payment to the Lenders and the Agent of the amounts which would otherwise have been payable. In such case, the Borrower shall send the tax certificate (or any other documents which may be obtainable or available by the Borrower and satisfactory to the Lenders or the Agent) with respect to withholding tax issued by the tax authorities or other regulatory agencies in the United States of America directly to the relevant Lenders or the Agent within 30 days after the payment thereof.

Article 16	Distribution to the Lenders

(1)

The Agent shall distribute immediately to the Lenders any remaining amount after subtraction of the sum as provided for in Article 15(3)(a) and (b) from the sum received from the Borrower under Article 15.

(2)

The Agent may (but is not obliged to) make distribution to the Lenders by way of reimbursable payment.  Such reimbursable payment does not constitute the Borrower's performance of obligations.  In the event that reimbursable payment is made, if the Borrower does not perform its obligations pertaining to such reimbursable payment by the Payment Time, the Lenders to whom the reimbursable payment has been distributed pursuant to this Paragraph (2) shall, as soon as so requested by the Agent, return to the Agent the amount of such reimbursable payment distributed to them.  Furthermore, such Lenders shall, as soon as so requested by the Agent, pay any reimbursable costs required for such reimbursable payment to the Agent according to the amount of the reimbursable payment they have received.  If the reimbursable costs are paid by the Lender to the Agent, the Borrower shall compensate such Lender for the amount equal to such reimbursable costs so paid.  In the event the Agent has completed the procedure for reimbursable payment of the distribution to the Lenders prior to receiving a notice from the Borrower of service of order for provisional attachment, preservative attachment or attachment against the Individual Loan pursuant to Article 18(3)(b), the Agent shall not be liable for damages and others incurred by a creditor who applied for such provisional attachment, preservative attachment or attachment, the Borrower, the Lenders or any other third party due to such reimbursable payment of the distribution by the Agent and such damages and others shall be dealt with by the Borrower at its own expense and on its own responsibility. If the Agent has incurred damages and others (including, but not limited to, the monies receivable specified in the third and fourth sentences in this Paragraph (2)) attributable to such reimbursable payment of the distribution, the Borrower shall indemnify the Agent for such damages and others.

Article 17	Representations and Warranties of the Borrower

The Borrower represents and warrants to the Lenders and the Agent that each of the following matters is and will be true and correct as at the date of execution hereof:

(a)	The Borrower is a corporation duly established and validly existing under the laws of the State of Delaware, and is in good standing thereunder.

(b)

The execution and performance of this Agreement by the Borrower and any transactions associated herewith are within the corporate purposes of the Borrower and the Borrower has duly completed all procedures necessary therefor under the Laws and Ordinances, the articles of incorporation, the by-laws and other intracompany rules and regulations of the Borrower.

(c)

The execution and performance of this Agreement by the Borrower and any transactions associated herewith does not result in (i) any violation of Laws and Ordinances binding upon the Borrower, (ii) any breach of its articles of incorporation and other intracompany rules of the Borrower, and (iii) any breach of a contractual restriction binding on or affecting the Borrower or its property.

(d)

The persons who have executed this Agreement are duly authorized so as to do as the representatives of the Borrower by all procedures necessary pursuant to the Laws and Ordinances, the articles of incorporation, the by-laws or other intracompany rules and regulations of the Borrower.

(e)

This Agreement constitutes legal, valid and binding obligations of the Borrower, and is enforceable against the Borrower in accordance with the terms of this Agreement, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

(f)

The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2007, and the related consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for the fiscal year then ended, which include an opinion of PricewaterhouseCoopers LLC, independent public accountants, and the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at March 31, 2008, and the related consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for the three months then ended, duly certified by the chief financial officer, treasurer or controller of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2008, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such dates and the consolidated results of the operations of the Borrower and its consolidated Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.  Since December 31, 2007, there has been no Material Adverse Change.

(g)

Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(h)

There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Article 18	Covenants of the Borrower

(1)

The Borrower covenants to perform, at its expense, the matters described in each of the following Paragraphs on and after the date hereof, and until the Lenders’ lending obligations are terminated and the Borrower completes the performance of all of its obligations under this Agreement towards the Lenders and the Agent.

(2)	Financial Reporting

(a)	The Borrower shall furnish to the Agent:

(i)

as soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934 (Exchange Act) for quarterly reporting or (B) forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Borrower, sufficient copies for distribution to each Lender of a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of the Borrower (it being understood that the certification provided by the chief financial officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 is acceptable for this purpose); provided., however, that at any time the Borrower shall be subject to reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the quarterly balance sheets and statements on Form 10-Q of the Borrower and its consolidated Subsidiaries for such quarterly period as filed with the SEC shall, subject to the provision of written notice of such filing to the Agent, be deemed to satisfy the requirements of this Sub-paragraph (a)(i); and

(ii)	as soon as available and in any event within the earlier of (A) five (5) days after the time period specified by the SEC under the Exchange

Act for annual reporting or (B) ninety (90) days after the end of each fiscal year of the Borrower, sufficient copies for distribution to each Lender of a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such year and consolidated statements of income, stockholders' equity and comprehensive income and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year and accompanied by a report of PricewaterhouseCoopers LLP, or other independent public accountants of nationally recognized standing, on the results of their examination of the consolidated annual financial statements of the Borrower and its consolidated Subsidiaries, which report shall be unqualified or shall be otherwise reasonably acceptable to the Lenders representing the Majority Lenders; provided, that such report may set forth qualifications to the extent such qualifications pertain solely to changes in generally accepted accounting principles from such principles applied during earlier accounting periods, the implementation of which changes (with the concurrence of such accountants) is reflected in the financial statements accompanying such report, provided, further, that at any time the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the annual balance sheets and statements on Form 10-K of the Borrower and its consolidated Subsidiaries for such annual period as filed with the SEC shall, subject to the provision of written notice of such filing to the Agent, be deemed to satisfy the requirements of this Sub-paragraph (a)(ii).

(b)

Upon a request made by the Agent or a Lender through the Agent, the Borrower shall promptly provide such other information concerning the Borrower or any of its Subsidiaries as may be reasonable from time to time.

(c)

Promptly after the commencement thereof, the Borrower shall notify the Agent and the Lenders of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Article 17(h).

(d)

If any representation or warranty under Article 17 made or given by the Borrower herein proves to have been incorrect or untrue, then the Borrower shall forthwith notify the Agent and the Lenders thereof.

(3)	Notices of Default, Etc.

(a)

If any Event of Default has occurred, or any event is likely to occur with the lapse of time or the giving of notice or both which would constitute any such event, the Borrower shall as soon as possible and in any event with five (5) days notify the Agent and the Lenders thereof setting forth the details of such event and the action that the Borrower has taken and proposes to take with respect thereto.

(b)

If an order or notice of pre-judgement attachment, preservative attachment or attachment is given or served with respect to an Individual Loan, the Borrower shall forthwith notify the Lenders through the Agent thereof in writing.

(4)	Pari Passu

The respective obligations of the Borrower under this Agreement rank and shall continue to rank at least pari passu in respect of priority of payment and in all other respects with all its other unsecured and unsubordinated indebtedness, save as provided by applicable laws of bankruptcy, insolvency, liquidation or similar laws of general application.

(5)	Liens

The Borrower will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(a)	Permitted Liens,

(b)	purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this Sub-paragraph (b) shall not exceed USD50,000,000 at any time outstanding,

(c)	the Liens existing on the date hereof and notified ex ante in writing to the Agent,

(d)

Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary,

(e)

other Liens securing any financial obligations, whether actual or contingent, in an aggregate principal amount not to exceed an amount equal to 15% of the consolidated net worth of the Borrower and its consolidated Subsidiaries at any time outstanding, and

(f)

the replacement, extension or renewal of any Lien permitted by Sub-paragraph (c) or (d) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the financial obligations secured thereby.

For the purposes of this Paragraph:

"Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property; and

"Permitted Lien" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens for taxes, assessments and governmental charges or levies to the extent that such obligations are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; (ii) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (iv) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

(6)	Mergers, Etc.

The Borrower will not merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, and except that any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower, provided, in each case, that no Event of Default (including any circumstance which would, with lapse of time or the giving of notice or both or fulfillment of other conditions, constitute an Event of Default) shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(7)	Insurance

The Borrower shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

(8)	Compliance with Laws

The Borrower will, and cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the PATRIOT Act. For the purposes of this Paragraph, "Environmental Laws" means any and all applicable federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, and "ERISA" means the Employee Retirement Income Security Act of 1974.

(9)	Conduct of Business

The Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(10)	Preservation of Corporate Existence

The Borrower will preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(11)	Leverage Ratio

The Borrower shall at all times maintain a ratio of consolidated debt to the sum of consolidated debt plus consolidate net worth of the Borrower and its consolidated Subsidiaries of not greater than 0.55 to 1.00. For the purposes of this Paragraph, "consolidated debt" means all items that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries.

(12)	Interest Coverage Ratio

The Borrower shall maintain a ratio of consolidated EBITDA for the period of four fiscal quarters then ended of the Borrower and its consolidated Subsidiaries to the sum of interest payable on, and amortization of debt discount in respect of, all debt during such period by the Borrower and its Subsidiaries of not less than 3.50 to 1.00. For the purposes of this Paragraph, "EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense, in each case determined in accordance with GAAP for such period.

Article 19	Events of Default

(1)	In case any one of the following events has occurred with respect to the

Borrower, any and all obligations of the Borrower to the Lenders and the Agent under this Agreement shall automatically become due and payable without any notice or demand by a Lender or the Agent; whereupon the Borrower shall forthwith pay the principal of and interest on the Loan as well as any Break Funding Costs and all such other monies payable by the Borrower hereunder in accordance with the provisions of Article 15, whereby the Lenders’ lending obligations shall cease to exist:

(a)

The Borrower or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial portion of its property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Sub-paragraph (a) or (vi) fail to contest in good faith any appointment or proceeding described in Sub-paragraph (b) below.

(b)

Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any substantial portion of its property, or a proceeding described in Sub-paragraph (a) above shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

(c)	The resolution for dissolution of the Borrower is adopted, or the Borrower receives an order of dissolution (except for such dissolution being made pursuant to the merger or consolidation involving the Borrower).

For the purposes of this Paragraph:

"Material Subsidiary" of the Borrower means any Subsidiary (a) whose net sales for the fiscal year in respect of which such statements and related balance sheet were prepared (or the last full fiscal year in the case of quarterly financial statements) exceeded 10% of the consolidated net sales of the Borrower and its consolidated Subsidiaries for such fiscal year or (b) whose total assets as at the end of such fiscal year were in excess of 10% of the consolidated assets of the Borrower and its consolidated Subsidiaries for such fiscal year; and

"substantial portion" means, with respect to the property of the Borrower and its Subsidiaries, property which (i) represents more than 10% of the consolidated assets of the Borrower and its consolidated Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its consolidated Subsidiaries (latest available) as of the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its consolidated Subsidiaries as reflected in the consolidated financial statements referred to in the foregoing item (i).

(2)

In case any one of the following events has occurred with respect to the Borrower, any and all obligations of the Borrower to the Lenders and the Agent under this Agreement shall immediately become due and payable by notice given to the Borrower through the Agent based on the Majority Lenders' determination; whereupon the Borrower shall forthwith pay the principal of and interest on the Loan then outstanding, as well as any Break Funding Costs and all such other monies payable by the Borrower hereunder in accordance with the provisions of Article 15, whereby the Lenders’ lending obligations shall cease to exist:

(a)	The Borrower fails to pay for all or any part of its financial obligations incurred hereunder and owed to a Lender or the Agent within five (5) Business Days after the same becomes due and payable.

(b)

Any representation or warranty made by the Borrower under or in connection with this Agreement, or any report, certificate, financial statement or other information delivered in connection with this Agreement proves to have been untrue or incorrect in any material respect when so made, deemed made or delivered.

(c)

Except for the events described in the Sub-paragraph (a) above, the Borrower breached any of its obligations under this Agreement, and such breach has not been cured for ten (10) or more Business Days after the Agent has given notice of such failure to the Borrower.

(d)

The Borrower or any of its Subsidiaries fails to pay for all or any part of its financial obligations other than those hereunder on the relevant due date thereof or any of such obligations becomes immediately due and payable and the aggregate amount of such financial obligations subject to such failure or acceleration exceeds USD25,000,000.

(e)

Any governmental or other consent, licence or authority required to make this Agreement legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrower to perform its obligations hereunder is withdrawn or ceases to be in full force and effect.

(f)	The Borrower denies that it has any or further liability or obligations under this Agreement.

(g)	The Borrower ceases or threatens to cease to carry on business in the ordinary course.

(h)

(i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Borrower or (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower). For the purpose of this Sub-paragraph (h), "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such corporation or such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Article 20	Set-Off

(1)

If the Borrower must perform its obligations to the Agent or each Lender due to maturity, prepayment, acceleration of the maturity or any other event, the Agent or such Lender may (i) notwithstanding anything provided in Article 15(1), set off the obligations owing by the Borrower to the Agent or such Lender under this Agreement which is then due and payable against obligations under deposits, obligations under insurance or other obligations owing by the Agent or such Lender to the Borrower, as the case may be, irrespective of the due date for such obligations, to the extent that such shall not constitute breach of any Laws and Ordinances, and (ii) receive the refund of various deposits on behalf of the Borrower  and apply such funds to the repayment of obligations without any prior notice or prescribed procedures.  In case such set-off or application to the payment takes place, the calculation of the interest, Break Funding Costs, default interest, etc. with respect to the claims and obligations shall be made as if such claims and obligations terminated as of the date on which such calculation is implemented.  The interest rates or other rates shall comply with the provisions of the relevant agreements for such interest rates or other rates.  As for the exchange rate, the rate at the time when the calculation is implemented and as reasonably determined by the Agent or the Lenders shall be applied.  In such cases, the funds shall be applied in accordance with the provisions of Article 15(3) and (4). In case a set-off takes place pursuant to this Article 20(1), such Lender shall notify the Agent thereof in writing without delay.

(2)

The Borrower may, only if there is a necessity for preservation of its claim, notwithstanding anything provided in Article 15(1), set off its claim under deposits or other claim which is then due and payable by a Lender or the Agent against its obligation owed to such Lender or the Agent under this Agreement which is then due and payable.  In this case, the Borrower shall notify such Lender or the Agent of such set-off in writing and forthwith send to such Lender or the Agent the instruments and passbooks, with a signature affixed thereto, evidencing the obligations under the deposits or other obligations which are offset.  In case such set-off takes place, the calculation of the interest, Break Funding Costs, default interest, etc. with respect to the claims and obligations shall be made as if such claims and obligations terminated as of the date on which such notice reaches such Lender or the Agent.  The interest rates or other rates shall comply with the provisions of the relevant agreements for such interest rates or other rates.  As for the exchange rate, the rate at the time when the calculation is implemented and as reasonably determined by the Agent or such Lender shall be applied.  In such cases, the funds shall be applied in accordance with the provisions of Article 15(3) and (4). In case an application to the payment takes place pursuant to this Article 20(2), the Borrower shall notify the Agent thereof in writing without delay.

Article 21	Adjustment among Lenders and Agent

If the obligations of the Borrower to any of the Lenders under this Agreement have extinguished otherwise than pursuant to the provisions of Article 15 (including the case as provided in Article 20), then the Lenders and the Agent shall, unless otherwise provided in this Agreement, make an adjustment among them by transfer or purchase of the Individual Loan or the taking of other appropriate measures, so as to attain the same result as if such obligations to the Agent and the Lenders extinguished through the payment pursuant to Article 15.

Article 22	Rights and Duties of the Agent

(1)

The Agent shall, pursuant to the entrustment by the Lenders, perform the Agent Services and exercise its rights on behalf of the Lenders and exercise such rights that the Agent acknowledges to be usually necessary or appropriate.  The Agent shall not be liable for the duties other than those expressly provided for in the provisions of this Agreement, nor shall be liable for any non-performance of obligations of the Lender under this Agreement.  The Agent is the Lenders' agent and shall not be the Borrower's agent unless otherwise stipulated.

(2)

The Agent shall be able to rely on the correspondences and documents deemed to be true and appropriate and deemed to be delivered bearing signature or name and seal of an appropriate person, and act relying on the opinions and explanations of experts reasonably appointed by the Agent to the extent necessary for the purpose of this Agreement.

(3)	In performance of its duties and exercise of its powers, the Agent shall pay a due care expected of a good manager.

(4)

The Agent shall not be liable to the Lenders for any acts taken or omitted by the Agent pursuant to or in connection with this Agreement, except for its willful misconduct or gross negligence.  If the Agent incurs any liabilities, damages and others (including such expense that it may incur in order to avoid damage or loss as well as such expense that it may incur in order to recover the damage or loss (including legal fees)) in performing its duties under this Agreement, the Lenders other than the Agent shall jointly and severally indemnify the Agent to the extent that it is not reimbursed by the Borrower.

(5)

If so directed in writing by the Majority Lenders, the Agent shall act in accordance with such direction to the extent it is legal to do so, and in that event the Agent shall not be liable to the Borrower or the Lenders for the consequences of so acting.

(6)

Unless the Agent is notified by the Borrower or the Lenders of the existence of any of the Events of Default (including any circumstance which would, with lapse of time or the giving of notice or both or fulfillment of other conditions, constitute an Event of Default), the Agent is deemed not to be able to know of the existence of such event.

(7)

The Agent shall not warrant the effectiveness, validity or enforceability of this Agreement or any matters or situations stated or represented herein.  The Lenders shall enter into, and conduct transactions contemplated in, this Agreement at their sole discretion by conducting investigations as to the necessary matters including creditworthiness of the Borrower on the basis of the documents, information and other data as they deemed appropriate.

(8)

In the event the Agent is also one of the Lenders, the Agent in the capacity of the Lender under this Agreement shall have the same rights and obligations as with the other Lenders, irrespective of its duties as Agent under this Agreement.  The Agent may engage in generally recognized banking transactions with the Borrower outside of this Agreement; provided that it is not obligated to disclose any information on the Borrower obtained in such transactions to the other Lenders nor is it obliged to distribute monies obtained or earned in such transactions to the other Lenders.

(9)

In the event the Agent is also one of the Lenders, in calculation of the amount of distribution to each Lender pursuant to the provisions of Article 16, any fraction of less than JPY1 resulting from such calculation shall be rounded down with respect to the distribution to each Lender other than the Agent and the amount of distribution to the Lender which is also the Agent shall be the balance remaining after deduction of the aggregate of the amounts of distribution to the other Lenders from the total amount of distribution to the Lenders.

(10)

As for the treatment of any fraction of less than JPY1 which becomes necessary for the purpose of this Agreement, except in the case of the preceding Paragraph (9), the Agent may determine such method as it deems appropriate.

(11)

Determination as to rate of interest, Due Date, etc. contained in the Agent's notice to the Borrower or the Lenders shall bind the Borrower and the Lenders as conclusive unless there is a manifest error.

(12)	The Agent may resign only if a successor Agent is appointed and accepts its appointment. The Majority Lenders may remove the Agent only if the successor Agent is appointed and accepts its appointment.

Article 23	Decision-Making of the Majority Lenders

(1)	The procedures for the decision-making of the Majority Lenders shall be as follows:

(a)	If a Lender determines that an event which requires instructions of the Majority Lenders has occurred, such Lender may notify the Agent of its request for the Majority Lenders' decision-making.

(b)	The Agent shall, upon receipt of the notice mentioned in the preceding Sub-paragraph, promptly give notice to the Lenders that the Majority Lenders' decision-making shall be formed.

(c)

Each Lender which has received the notice mentioned in the preceding Sub-paragraph shall make a decision on the relevant event and notify the Agent of the contents of such Lender's decision within five (5) Business Days.

(d)

If the decision-making of the Majority Lenders is formed pursuant to the preceding three Sub-paragraphs, the Agent shall notify promptly the Borrower and the Lenders of the contents thereof as the Majority Lenders' instructions.

(2)

If the Agent determines that an event which requires instructions of the Majority Lenders other than those described in the preceding Paragraph (1) has occurred, it may notify the Lenders that the Majority Lenders' decision-making shall be formed.  The procedures after such notice shall comply with the provisions of Sub-paragraphs (c) and (d) of the preceding Paragraph (1).

Article 24	Amendments, Etc.

No amendment or waiver of any provision of this Agreement shall be made validly unless the same shall be in writing and signed by the Borrower and the Majority Lenders; provided, however, with respect to the amendment or waiver of the matters referred to below, no such amendment or waiver may be made validly without being consented to in writing by the Borrower and the Lenders unless otherwise provided for herein.

(a)	Change to the conditions precedent set forth in Article 4 hereof;

(b)	Reduction of principal of or interest on the Loan, fees or any other sum payable by the Borrower hereunder;

(c)	Postponement of the Due Date of principal of or interest on the Loan, fees or any other financial obligations of the Borrower hereunder;

(d)	Change to Article 18, Article 19 or this Article 24; and

(e)	Change of definition of the Majority Lenders.

Article 25	Transfer of Status

(1)	The Borrower shall not be entitled to transfer its status or any of its rights or obligations under this Agreement without obtaining prior written consent of the Lenders and the Agent.

(2)

Each Lender may, before the disbursement of the Loan, assign its status and all or any part of its rights and obligations under this Agreement to a third party, upon obtaining written consent from all other Lenders, the Borrower, and the Agent (such consent not to be unreasonably withheld) and satisfying all of the following requirements as provided in the following Sub-paragraphs (hereinafter in this Article 25, the Lender which has made such transfer shall be referred to as the "Status Transferor" and the person to whom such transfer has been made shall be referred to as the "Status Transferee").  In this case, the Status Transferor and the Status Transferee shall jointly send the Agent the status transfer notification in the form attached hereto as Attachment 2, together with the copies of the consent letters of all the other Lenders, the Borrower and the Agent.  In case of such transfer, the Agent shall notify the

Lenders thereof.

(a)

If any partial assignment of the status under this Agreement is made, both the Status Transferor and the Status Transferee shall become a Lender under this Agreement and each provision of this Agreement shall be applicable to such Lender on and after the date of the assignment, and the Loan Commitment of the Status Transferor shall be reduced by an amount separately agreed upon between the Status Transferor and the Status Transferee and thereafter the Loan Commitment equal to the such reduced amount shall apply to the Status Transferee.

(b)	The Status Transferee shall be a Qualified Assignee.

(c)

If a partial assignment is made with respect to its status under this Agreement, the value of both the reduced Loan Commitment and the reduced Loan Commitment of the Status Transferor are equal to or more than JPY100,000,000.

(d)

No withholding tax or other taxes arise from any assignment, and there will be no increase in the amount of the Borrower’s interest expense payable to the Status Transferee; except for any assignment of status to a foreign subsidiary due to any revocation of the Lender’s lending business in Japan.

(3)

Any and all costs and expenses incurred in relation to the transfer pursuant to the preceding Paragraph (2) shall be borne by the Status Transferor or the Status Transferee.  Not later than the date of such transfer, the Status Transferor or the Status Transferee shall pay JPY500,000 plus the amount equal to any applicable consumption tax to the Agent for consideration of handling charges involved in such transfer; provided, however, this Paragraph (3) shall not apply to the transfer made before the disbursement of the Loan.

Article 26	Transfer of the Individual Loan

(1)	After the disbursement of the Loan, a Lender may, upon obtaining written consent from the Borrower (such consent not to be unreasonably withheld),

transfer the whole or any part of its Individual Loan, together with all of its rights and obligations, or otherwise its status under this Agreement, if all the requirements set forth in the following Sub-paragraphs are met. The Assignor and the Assignee shall fulfill requirements for perfection against third parties and requirements for perfection against the debtor with respect to such transfer as at such transfer date, and in that event, the Assignor and the Assignee jointly, and the Borrower alone, shall immediately notify the Agent of such transfer. The joint notice by the Assignor and the Assignee shall be made by sending the Agent the transfer notification in the form attached hereto as Attachment 3. If the Individual Loan is transferred pursuant to this Article 26(1), all the rights pertaining to the Individual Loan to be transferred out of the Assignor's rights hereunder shall be transferred to the Assignee and the Assignee shall assume all the duties pertaining to the Individual Loan to be transferred out of the Assignor's duties hereunder. In that event, the Assignee shall be treated as the Lender in the application of the provisions concerning such Individual Loan hereunder.

(a)	The Assignee is bound by the provisions of this Agreement with respect to the Individual Loan assigned to it and all of its rights and obligations or otherwise the status under this Agreement;

(b)	The Assignee is a Qualified Assignee;

(c)

If the assignment is made in divided portions of the Individual Loan, the value of each Individual Loan of both the Assignor and the Assignee after such division is respectively equal to or more than JPY100,000,000; and

(d)

No withholding tax or other taxes arise from the assignment, and there will be no increase in the amount of the Borrower’s interest expense payable to the Assignee pursuant to Article 15(5); except for any assignment to a foreign subsidiary or affiliate due to any revocation of the Lender’s lending business in Japan.

(2)

Any and all costs and expenses incurred in relation to the assignment pursuant to Paragraph (1) above shall be borne by the Assignor or the Assignee.  Not later than the date of such assignment, the Assignor or the Assignee shall pay

JPY500,000 plus the amount equal to any applicable consumption tax to the Agent for consideration of handling charges involved in such assignment.

Article 27	Collection from Third Party, Etc.

(1)

After the date hereof, without a prior written consent of the Agent and the Lenders, the Borrower may not entrust a third party with giving a guarantee (including provision of collateral) as to the Borrower's obligations hereunder nor may it cause a third party to assume its obligations or performance hereunder.

(2)

A Lender may receive a payment with respect to the Borrower's obligations hereunder from a third party (irrespective of whether such third party (including a guarantor) has a legitimate interest in the payment thereof) if all the conditions set forth in the following Sub-paragraphs are met.  If a Lender receives a payment from a third party pursuant to the provisions of this Paragraph (2), such Lender under the joint names of such Lender and the third party, and the Borrower alone, shall immediately notify the Agent of such payment. The provisions of Article 15(2) shall not be applicable to the receipt of payment pursuant to the provisions of this Paragraph (2), and the adjustment among the Lenders and the Agent stipulated in Article 21(1) shall not be made to the extinction of obligations of the Borrower hereunder upon the receipt of such payment.

(a)

When the third party exercises against the Borrower the right of indemnity obtained as a result of such payment and the claims obtained in subrogation of the Lender, such right of indemnity and such claims obtained in subrogation shall be treated as if such were claims so paid, and such third party provides a written consent to the Agent for the benefit of the Lender and the Agent stating that such third party shall be bound by the provisions hereof to the extent thereof;

(b)	The third party is not a subsidiary or an affiliated company of the Borrower; or the Borrower is not a subsidiary or an affiliated company of such third party;

(c)	If the relevant payment constitutes a repayment of obligations under the

Individual Loan, at least JPY100,000,000 and any integral multiply thereof of the outstanding principal of the relevant Individual Loan is paid; and

(d)

No withholding tax or other taxes arise from the relevant payment, and there will be no increase pursuant to the provisions of Article 15(5) in the amount of the Borrower’s interest expense payable to the third party.

When a third party exercises the right of indemnity or obtains claims in subrogation, such acquisition of the right of indemnity or claims in subrogation shall be deemed to be a transfer of the Individual Loan pursuant to Article 26 and the provisions of Article 26(2) shall be applied mutatis mutandis thereto.

Article 28	General Provisions

(1)	Confidentiality

The Borrower shall not object to the disclosure as described in the following Sub-paragraphs:

(a)

In the event that notice has been given as to non-disbursement of any Individual Advance pursuant to Article 6(1), any Event of Default (including any circumstance which would, with lapse of time or the giving of notice or both or fulfillment of other conditions, constitute an Event of Default) has occurred, or the decision-making of the Majority Lenders is required pursuant to Article 23, the Agent and the Lenders may disclose to each other, to the extent reasonably necessary, information on the Borrower and transactions with the Borrower that has been obtained by the Agent and any of the Lenders in relation to this Agreement or an agreement or arrangement other than this Agreement.  Information disclosed pursuant hereto shall be treated as confidential.

(b)

In the event of the transfer of status pursuant to Article 25 or assignment of the Individual Loan pursuant to Article 26, each Lender may disclose information on this Agreement  to the Assignee (including the Status Transferee) or a person who is considering the assignment thereof (including a broker in such transfer or assignment) on the condition that such Lender requires the recipient of such information to keep it confidential. The information on this Agreement includes information on the Borrower's credibility obtained in relation to this Agreement, the contents of this Agreement and matters related to this Agreement, and the contents of the Individual Loan subject to assignment and matters related to such Individual Loan, but excludes information on the Borrower's credibility obtained through in relation to an agreement or arrangement other than this Agreement.

(2)	Assumption of Risk, Indemnity and Indemnification and Compensation

(a)

In case where any documents furnished to the Agent or a Lender by the Borrower have been lost, destroyed or damaged due to an accident, natural disaster or any other cause which is beyond the control of the Agent or Lender, the Borrower shall consult the Agent and perform its obligations hereunder in accordance with the books, vouchers, etc., maintained by the Agent or such Lender.  Further, when so requested by the Agent or through the Agent by such Lender, the Borrower shall forthwith furnish the substitute documents to the Agent or to such Lender through the Agent.

(b)

In the event a Lender or the Agent has deemed the signature of a representative or agent of the Borrower used in transactions hereunder to be genuine after checking with reasonable care such signature against those filed therewith by the Borrower, the Borrower shall bear any damages and others that may arise from forgery, alteration, unauthorized use, etc. of such signature.

(c)

The Borrower shall bear any damages and others incurred by a Lender or the Agent due to the Borrower's breach of provisions hereof or the Lender's performance or non-performance of indemnification pursuant to Article 22(4).

(3)	Severability of this Agreement

Even if a part of the provisions of this Agreement becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be impaired or affected in any sense.

(4)	Notice

(a)

All notices hereunder shall be given in writing, expressly stating that notice is given under this Agreement, addressed at the attention of each recipient party hereto set forth in Schedule attached hereto by any one of the following methods.  Any party hereto may change its addressee by giving notification thereof to the Agent.

(i)	by hand delivery;
(ii)	by registered mail or courier service;
(iii)	by facsimile; or
(iv)	by exchange delivery service (solely for the purpose of notices between a Lender and the Agent).

(b)

The above notice shall be deemed to have been duly given at the time when the transmission thereof is confirmed as complete on the sender's facsimile transmitter in the case of facsimile transmission and at the time when it is actually received by the addressee in other cases.

(5)	Change in Matters Filed

(a)

In case of a change in the matters filed with the Agent such as the trade name, representative, agent, signature, seal, address or any other matters pertaining to any Lender, the Borrower, such Lender, the Borrower shall immediately notify the Agent in writing.

(b)

In case a notice under this Agreement is delayed or fails to reach a Lender, the Borrower due to the failure of notification under item (a) above, such notice under this Agreement shall be deemed to have reached the Lender, the Borrower as at the time when notice usually reaches.

(6)	Settlement of Funds

(a)	The method of payment from the Lenders to the Agent or from the Agent to the Lenders shall be notified by the Agent to each Lender in advance.

(b)	Any commissions, etc. payable under item (a) above shall be borne by the party making such payment.

(7)	Calculations

As for the calculations, unless there is a separate and express provision in this Agreement, they shall be made on the daily basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day) with division being made at the end of the calculation with any fraction of less than JPY1 being rounded down.

(8)	Preparation of Notary Deed or Other Document

Whenever so requested by the Agent or the Majority Lenders, the Borrower shall forthwith take procedures necessary to execute a notary deed or other document upon which enforcement without court trial is conferred de jure, with respect to its obligations under this Agreement in which it admits such obligations and agrees to the enforcement of them. All costs incurred in relation to the preparation of such notary deed or other document shall be borne by the Borrower.

(9)	Governing Law and Jurisdiction

This Agreement is governed by and construed in accordance with Japanese law and any dispute arising from or in connection with this Agreement shall be brought before the Tokyo District Court, which shall have a non-exclusive jurisdiction.

(10)	Language

This Agreement shall be prepared in the English language and the version of this

Agreement so prepared shall constitute an original.

(11)	Consultation

In the event that there arises a matter not provided herein or a question with respect to the interpretation hereof among the parties hereto, the Borrower and the Lenders shall consult one another through the Agent to resolve the matter.

(12)	PATRIOT Act Notice

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notify the Borrower that pursuant to the requirements of the PATRIOT Act, such Lender or the Agent is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent to identify the Borrower in accordance with the PATRIOT Act.

IN WITNESS WHEREOF, this Agreement shall be made and entered into in the United States of America. This Agreement has been executed in two (2) originals in the English language, with the name and seal or signature of a representative or agent of each of the Borrower, the Lenders and the Agent affixed hereto. The Borrower and the Agent shall retain each such original and other parties hereto shall each retain a copy thereof.

July 25, 2008

Borrower:

_____________________________
Dentsply International Inc.

_____________________________

Dentsply International Inc.

Lender:

_________________________________
The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Agent:

_________________________________

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Lender:

_________________________________

Shinsei Bank, Limited

Lender:

_________________________________

Mitsui Sumitomo Insurance Company, Limited

Lender:

_________________________________

The Shinkumi Federation Bank

Schedule (List of Parties)

List of Parties

1.	Borrower

Name	Dentsply International Inc.
Address	221 West Philadelphia Street, York, PA 17405, U.S.A.
Attention	221 West Philadelphia Street, York, PA 17405, U.S.A. Telephone No.: +1-717-845-7511 Facsimile No.: +1-

2.	Agent

Name	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Address	7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan
Attention

1-1, Otemachi 1-chome, Chiyoda-ku, Tokyo, Japan

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,

(Receipt and Payment of Funds)

Syndicated Finance Division, Administration Office

Telephone No.: + 81-(0)3-5252-0457

Facsimile No.: + 81-(0)3-5252-5609

(General Matters)

Syndicated Finance Division

Telephone No.: + 81-(0)3-5252-0851

Facsimile No.: + 81-(0)3-5252-3622

3. Lenders

(1)

Name	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Address	7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo, Japan
Lending Office	The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch
Attention	1251 Avenue of the Americas, New York, NY 10020, U.S.A. Telephone No.:+ 1-212-782-5571 Facsimile No.: + 1-212-782-6440
Loan Commitment	JPY6,552,500,000

(2)

Name	Shinsei Bank, Limited
Address	1-8, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo
Lending Office	Shinsei Bank, Limited, International Corporate Banking Division
Attention	1-8, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo, Japan Telephone No.:+ 81-(0)3-5511-7433 Facsimile No.: + 81-(0)3-4560-2618
Loan Commitment	JPY3,500,000,000

(3)

Name	Mitsui Sumitomo Insurance Company, Limited
Address	27-2, Shinkawa 2-chome, Chuo-ku, Tokyo
Lending Office	Mitsui Sumitomo Insurance Company, Limited, Commercial Loan Section, Financial Solutions Department
Attention	27-2, Shinkawa 2-chome, Chuo-ku, Tokyo, Japan Telephone No.:+ 81-(0)3-3297-4776 Facsimile No.: + 81-(0)3-3297-6884
Loan Commitment	JPY1,250,000,000

(4)

Name	The Shinkumi Federation Bank
Address	9-1, Kyobashi 1-chome, Chuo-ku, Tokyo
Lending Office	The Shinkumi Federation Bank, Corporate Finance Dept.
Attention	9-1, Kyobashi 1-chome, Chuo-ku, Tokyo, Japan Telephone No.:+ 81-(0)3-3562-5167 Facsimile No.: + 81-(0)3-3562-6110
Loan Commitment	JPY1,250,000,000

Attachment 1 (Receipt)

Attachment 1

Receipt

Date: July 31, 2008

To:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Shinsei Bank, Limited

Mitsui Sumitomo Insurance Company, Limited

The Shinkumi Federation Bank
c/o:	The Agent
The Bank of Tokyo-Mitsubishi UFJ, Ltd.
Administration Office, Syndicated Finance Division

____________________________

DENTSPLY International Inc.

In reference to the Term Loan Agreement executed as of July 25, 2008 by and among DENTSPLY International Inc. as Borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Shinsei Bank, Limited, Mitsui Sumitomo Insurance Company, Limited and The Shinkumi Federation Bank as Lenders, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Agent, we hereby confirm that we have made the borrowings described below from each Lender and received the respective borrowed monies on the date hereof.

DESCRIPTION

Aggregate Amount of Borrowing and Detailed Statement

Aggregate Amount: JPY12,552,500,000

Lenders	Borrowed Amount
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	JPY
Shinsei Bank, Limited Mitsui Sumitomo Insurance Company, Limited The Shinkumi Federation Bank	JPY3,500,000,000 JPY1,250,000,000 JPY1,250,000,000

Attachment 2 (Notice of Status Assignment to the Agent)

Attachment 2

Notice of Status Assignment to the Agent

Date: ______________

To: The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(in its capacity as Agent referred to below)
Administration Office, Syndicated Finance Division

DENTSPLY International Inc.

JPY12,552,500,000

Term Loan Agreement

In reference to the Term Loan Agreement (the "Agreement") executed as of July 25, 2008 by and among DENTSPLY International Inc. as Borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Shinsei Bank, Limited, Mitsui Sumitomo Insurance Company, Limited and The Shinkumi Federation Bank as Lenders, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Agent, we hereby notify you as follows.

Pursuant to the Agreement on Assignment and Assumption executed as of _________, between _____ (the "Status Transferor") and ______ (the "Status Transferee"), the Status Transferor will assign its status and all of its rights and obligations (Individual Loan: JPY_____________) under the Agreement to the Status Transferee as of _______________ in accordance with Article 25(2) of the Agreement. Consent of the Borrower, the Lenders (other than the Status Transferor) and the Agent to such assignment has been already obtained, and copies of such consent are attached hereto.

Contact details for notices to be given under the Agreement and information on the account of the Status Transferee receiving the relevant funds are as follows:

Name of the Status Transferee:

Address:

Lending Office:

Attention:

Telephone:

Facsimile:

Receiving Account

Name of the Bank:
Bank Code:
Name of Branch Office:
Branch Office Code:
Type of Account:
Account Number:
Name of Account:

We have paid the handling fee for such assignment totaling JPY500,000 plus the consumption tax to you on ________________ by the Status Transferor / the Status Transferee.

Sincerely yours,

Status Transferor

__________________________

Status Transferee

__________________________

Attachment 3 (Notice of Assignment to the Agent)

Attachment 3

Notice of Assignment to the Agent

Date: ______________

To: The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(in its capacity as Agent referred to below)
Administration Office, Syndicated Finance Division

DENTSPLY International Inc.

JPY12,552,500,000

Term Loan Agreement

In reference to the Term Loan Agreement (the "Agreement") executed as of July 25, 2008 by and among DENTSPLY International Inc. as Borrower, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Shinsei Bank, Limited, Mitsui Sumitomo Insurance Company, Limited and The Shinkumi Federation Bank as Lenders, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. as Agent, we hereby notify you as follows.

Pursuant to the Agreement on Assignment and Assumption executed as of ____________, between _________ (the "Assignor") and _________ (the "Assignee"), the Assignor will assign the following rights and obligations under the Agreement to the Assignee as of _______________ in accordance with Article 26(1) of the Agreement. Consent to such assignment by the Borrower has already been obtained, and a copy of such consent is attached hereto.

Individual Loan: JPY________________

The whole / partial amount of the Individual Loan held by the Assignor (i.e. the entitlement to payment of principal and interest and any other rights and obligations related thereto or otherwise the status under the Agreement) pertaining to the borrowing with the Disbursement Date being July 31, 2008 and the Maturity Date being March 28, 2012.

Contact details for notices to be given under the Agreement and information on the receiving account of the Assignee are as follows:

Name of the Assignee

Address:

Lending Office:

Attention:

Telephone:

Facsimile:

Receiving Account

Name of the Bank:
Bank Code:
Name of Branch Office:
Branch Office Code:
Type of Account:
Account Number:
Name of Account:

We have paid the handling fee for such assignment totaling JPY500,000 plus the consumption tax to you on _____________by the Assignor/ the Assignee.

Sincerely yours,

Assignor

__________________________

Assignee

__________________________